UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

LINCOLN ELECTRIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-1402
(Commission File Number)

Ohio (State or other jurisdiction of incorporation)	34-1860551 (I.R.S. Employer Identification No.)

22801 St Clair Avenue
Cleveland, Ohio 44117
(Address of principal executive offices, with zip code)

(216) 481-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 17, 2004, Lincoln Electric Holdings, Inc. (the “Company”), The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the “Other Borrowers”) (the Company and the Other Borrowers are collectively referred to as the “Borrowers”) entered into a $175 million revolving credit facility (the “Credit Facility”) to be used for general corporate purposes pursuant to the terms and conditions of a Credit Agreement dated December 17, 2004 (the “Credit Agreement”) entered into by and among the Borrowers and the Lenders (as defined in the Credit Agreement) with KeyBank National Association as Letter of Credit Issuer and Administrative Agent for the Lenders. The Credit Facility has a five-year term and may be increased, subject to certain conditions, by an additional amount up to $75 million at any time not later than 180 days prior to the last day of the term. The interest rate on borrowings under the Credit Agreement is based on either LIBOR plus a spread based on the Company’s leverage ratio or the prime rate, at the Company’s election. A quarterly facility fee is payable based upon the daily aggregate amount of commitments and the Company’s leverage ratio.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets, subordinated debt and transactions with affiliates.

The Credit Agreement provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, the fact that any representation or warranty made by the Borrowers is false in any material respect, certain insolvency or receivership events affecting the Company or its subsidiaries, defaults relating to indebtedness of at least $100 million in the aggregate and a change in control of the Company (as defined in the Credit Agreement). For certain events of default, the commitments of the Lenders will be automatically terminated and all outstanding obligations of the Borrowers will become immediately due and payable.

As of the date of this report, the Company had no borrowings under the Credit Facility and was in compliance with all applicable financial covenants and other restrictions under the Credit Agreement.
The Credit Facility replaces the Company’s existing $125 million revolving credit facility entered into on April 24, 2002 and maturing in April 2005 (the “Old Credit Facility”). The Company had no outstanding borrowings under the Old Credit Facility and was in compliance with all applicable financial covenants and other restrictions as of the effective date of its termination (December 17, 2004). Item 1.02 below contains a more detailed discussion of the Old Credit Facility and is incorporated herein by reference.

The foregoing is merely a summary of the terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
Effective December 17, 2004, the Credit Agreement dated April 24, 2002 (the “Old Credit Agreement”) entered into by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc., Lincoln Global, Inc. (collectively, the “Other Borrowers”) (the Company and the Other Borrowers are collectively referred to as the “Borrowers”) and the Lenders (as defined in the Old Credit Agreement), with KeyBank National Association as Letter of Credit Issuer and Administrative Agent for the Lenders, was terminated. The Old Credit Agreement was due to expire in April 2005 and was replaced with the Credit Agreement described under Item 1.01 above. The Old Credit Agreement provided for maximum borrowings of $125 million and was subject to an interest rate on borrowings based on either LIBOR plus a spread based on the Company’s leverage ratio or the prime rate, at the Company’s election. A quarterly facility fee was payable based on the daily aggregate amount of commitments and the Company’s leverage ratio. The Old Credit Agreement contained customary financial and other covenants and events of default.

As of December 17, 2004, no borrowings were outstanding under the Old Credit Agreement and the Company did not incur any early termination penalties in connection with the termination of the Old Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 2.05	Costs Associated with Exit or Disposal Activities.
On December 21, 2004, the Company committed to a plan to rationalize machine manufacturing and to increase flux production (the “Rationalization”) at Lincoln Electric France, S.A.S. (“LE France”). In connection with the Rationalization, the Company intends to transfer machine manufacturing currently taking place at LE France to other facilities. The Company has committed to the Rationalization as a result of the region’s decreased demand for locally-manufactured machines and the Company’s desire to increase flux production at the LE France facility.

In connection with the Rationalization, the Company expects to incur a charge of approximately $4.6 million (pre-tax). Employee severance costs associated with the termination of approximately 43 of LE France’s 179 employees represent approximately $2.8 million (pre-tax) of the total. Approximately $1.0 million (pre-tax) of the employee severance costs will be incurred in the fourth quarter of 2004 and the remaining costs will be incurred in 2005. Costs not related to employee severance of approximately $1.8 million (pre-tax) will be expensed as incurred, and include warehouse relocation costs, professional fees and other expenses. Future cash expenditures resulting from the Rationalization will be approximately $4.2 million and non-cash charges related to expected asset write-downs are expected to total $0.4 million.

The Company expects the Rationalization to be completed by the end of the third quarter of 2005.
Item 9.01	Financial Statements and Exhibits.
(c) Exhibits

10.1	Credit Agreement dated December 17, 2004 by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC
Date: December 22, 2004	By:	/s/ Vincent K. Petrella

Vincent K. Petrella Vice President, Chief Financial Officer and Treasurer

LINCOLN ELECTRIC HOLDINGS, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Credit Agreement dated December 17, 2004 by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.